Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333- ) pertaining to the Aviv REIT, Inc. 2010 Management Incentive Plan, as amended, and the Aviv REIT, Inc. 2013 Long-Term Incentive Plan, as amended, of our reports dated February 27, 2015, with respect to the consolidated financial statements and schedules of Omega Healthcare Investors, Inc., and the effectiveness of internal control over financial reporting of Omega Healthcare Investors, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

April 1, 2015